SUB-ITEM 77M
Mergers


Nuveen Large Cap Growth Fund

a Series of Nuveen Investment Trust (the  Trust )


811-07619


On October 13, 2017 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Large Cap Growth Opportunities Fund, a series of Nuveen Investment Funds, Inc. were transferred to the Nuveen Large Cap Growth Fund, a series of the Trust. The circumstances and details of the reorganization are contained in the filing on June
27, 2017, under Conformed Submission Type Form
497, accession number 0001193125-17-214761, which
materials are herein incorporated by reference.